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                                                                  EXHIBIT (a)(1)

           Cover Letter to Offer to Purchase and Letter of Transmittal

November 15, 2002

To:      The Members of GAM Avalon
         Multi-Europe, LLC

     IF YOU DO NOT WANT TO SELL YOUR LIMITED LIABILITY COMPANY INTERESTS AT
      THIS TIME, PLEASE DISREGARD THIS NOTICE. THIS IS SIMPLY NOTIFICATION
                           OF THE FUND'S TENDER OFFER.

Dear Member:

We are writing to inform you of important dates related to the tender offer by GAM Avalon Multi-Europe, LLC (the "Fund"). If you are not interested in selling your limited liability company interests at this time, please disregard this notice and take no action.

The tender offer period for the Fund will begin on November 15, 2002, and end on December 13, 2002. The purpose of the tender offer is to provide liquidity to members who hold limited liability company interests or "Units." Units can be redeemed by means of a tender offer only during an announced tender offer.

Should you wish to sell any of your Units in the Fund during this tender offer period, please complete and return the enclosed Letter of Transmittal (the last page will suffice) to be received by the Fund's Administrator no later than December 13, 2002. If you do not wish to sell Units, simply disregard this notice. NO ACTION IS REQUIRED IF YOU DO NOT WISH TO REDEEM AT THIS TIME.

All requests to tender Units MUST BE RECEIVED by the Fund's Administrator, PFPC, Inc., either by mail or by fax (if by fax, please deliver an original, executed copy promptly thereafter) in good order by December 13, 2002. If you elect to tender, it is your responsibility to confirm receipt of the Letter of Transmittal with PFPC, Inc. by calling the number below.

If you have any questions, please refer to the enclosed Offer to Purchase document, which contains additional important information about the tender offer, or call your Financial Advisor or the Fund's Administrator, PFPC, Inc., at (866) 211-4521.

Sincerely,

  /s/ David A. Anderson
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David A. Anderson
Managing Director - Clients, Americas
Global Asset Management (USA), Inc.